UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 5, 2009

Date of report (Date of earliest event reported)
ADVANCED BIOENERGY, LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52421	20-2281511

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10201 Wayzata Boulevard, Suite 250
Minneapolis, Minnesota	55305

(Address of principal executive offices)	(Zip Code)
Telephone Number: (763) 226-2701

(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Securities
     On October 5, 2009, Advanced BioEnergy, LLC (the “Company”), completed a private placement offering (the “Offering”) with twenty-seven accredited investors for 2,903,730 Units of the Company. The Units were sold for an aggregate purchase price of $4,355,595.50. The sale of the 2,903,730 Units completes a private placement covering an aggregate of 5,103,730 Units of the Company in which the Company received gross proceeds of $7,655,595.50. The issuance of the Units are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), in accordance with Section 4(2) of the Act and Regulation D under the Act.
     We had reasonable grounds to believe that each investor was an “accredited investor” within the meaning of Rule 501 of Regulation D. In addition, each investor was provided access to business and financial information about us and represented that it is capable of bearing the economic risk of the investment. Each certificate evidencing securities issued to the investors included a legend to the effect that the Units were not registered under the Securities Act of 1933 and could not be resold absent registration or the availability of an applicable exemption from registration. No general solicitation or advertising was used in connection with the transactions.
Item 8.01 Other Events.
     The proceeds of the Offering (except for the portion of the proceeds used to pay expenses), were used to pay a portion of that certain Amended and Restated Term Loan Note dated August 28, 2009 (the “Note”) issued to PJC Capital LLC (“PJC Capital”). Additionally, as previously disclosed by the Company on that certain Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2009, in connection with the issuance of the Note, the Company issued PJC a warrant (the “Warrant”) to purchase up to 742,598 Units of the Company at an exercise price per unit equal to $1.50. PJC agreed to surrender 223,039 of its warrant units if $7.0 million was raised in the Offering. The Company issued an additional 13,112 warrant units at an exercise price of $1.50 due to the proceeds of the Offering exceeding $7.0 million. The PJC Warrant has been adjusted to 532,671 after taking into account the surrender of warrant units and additional issuance of warrant units.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2009	ADVANCED BIOENERGY, LLC
	By:	/s/ Richard R. Peterson
Richard R. Peterson
Chief Executive Officer, President and Chief Financial Officer